SECURITIES AND EXCHANGE COMISSION

WASHINGTON, DC.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) November 27, 2002

NASH FINCH COMPANY

(Exact name of registrant as specified in its charter)

DELAWARE	0-785	41-0431960
(State or other jurisdiction of	(Commission	(IRS Employer
Incorporation)	File Number)	Identification No.)

7600 France Ave. South, Edina, Minnesota	55435
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (952) 832-0534

(Former name or former address, if changed since last reported.)

ITEM 5.  Other Events

MINNEAPOLIS, MN (November 27, 2002) — Nash Finch Company (Nasdaq: NAFC) (the “Company”) announced that it received a Nasdaq Staff Determination on November 26, 2002, indicating that the Company’s failure to comply with the Form 10-Q filing requirement for the quarter ended October 5, 2002, violates Nasdaq Marketplace Rule 4310(c)(14), and that the Company’s securities are subject to delisting from the Nasdaq National Market.  The Company will respond by requesting a hearing before the Nasdaq Listing Qualifications Panel to review the Staff Determination.  The request for a hearing will stay the delisting pending the outcome of the hearing.  There can be no assurance the Panel will grant the Company’s request for continued listing.

Ron Marshall, Chief Executive Officer of the Company, stated, “The receipt of this notice is part of normal Nasdaq operating procedures when a delay in filing periodic reports occurs.  The Company is working diligently to file its Form 10-Q as soon as possible.”

On November 21, 2002, the Company announced a delay in the filing of its report on Form 10-Q for the quarter ended October 5, 2002.  This delay is attributable to an internal review concerning the Company’s practices and procedures relating to certain promotional allowances.  The review is focused on how the Company assesses count-recount charges, which is also the subject of a previously announced informal inquiry being conducted by the Securities and Exchange Commission.  As a result of such internal review and informal inquiry, the Company has been unable to finalize its financial statements and accordingly, the Company’s independent public accountants have not completed their review of the Company’s interim financial statements.

Effective November 29, 2002, the Nasdaq Stock Market will add the letter “E” to the Company’s stock symbol because of the delay in filing the Form 10-Q for the period ended October 5, 2002.

Nash Finch Company is a Fortune 500 company and one of the leading food retail and distribution companies in the United States with over $4.1 billion in annual revenues.  Nash Finch owns and operates 112 stores in the Upper Midwest, principally supermarkets under the AVANZA™, Buy• n• Save®, Econofoods®, Sun Mart® and Family Thrift Center™  trade names.  In addition to its retail operations, Nash Finch’s food distribution business serves independent retailers and military commissaries in 28 states, the District of Columbia and Europe.  Further information is available on the company’s website at www.nashfinch.com.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NASH FINCH COMPANY

Date: November 27, 2002	By /s/ Robert B. Dimond
Robert B. Dimond
Executive Vice President and Chief Financial Officer